Exhibit 99.3

STRICTLY PRIVATE AND CONFIDENTIAL

23 August, 2017

Agreement regarding Adjustment of Exchange Shares under Exchangeable Notes

Reference is made to the (i) exchangeable notes in the principal amount of US$51.7 million issued by RYB Education Limited (the “Issuer”) to Ascendent Rainbow (Cayman) Limited (“ACP”) on November 5, 2015 (the “ACP Notes”), (ii) exchangeable notes issued by the Issuer to each of (1) On Ride Investments Limited, (2) Hexin Development Company Limited, (3) Amstar Global Ltd, (4) Top Praise Global Limited, (5) Verdant Asia Growth Fund, (6) CHEN Wei, (7) Kin Yuen Vincent Cheng and (8) Cheung Shu Wing (persons referred to in (1) to (8), collectively, the “Noteholders”, each a “Noteholder”, and the exchangeable notes issued to the Noteholders, the “Notes”). Capitalised words used but not otherwise defined herein shall have the same meanings as in the terms and conditions of the Notes.

The parties hereby agree that:

1.                                      Mandatory Qualified IPO Exchange

1.1.                            In the event of a Mandatory Qualified IPO Exchange if the QIPO Exchange Valuation is:

(a)                                 less than US$350,000,000 such that each Noteholder’s Exchange Ratio exceeds what such Noteholder’s Exchange Ratio would have been if the QIPO Exchange Valuation were US$350,000,000 (the sum of such excess with respect to all Noteholders being the “Excess Exchange Ratio”), each of the Issuer and ACP shall take such actions as required of them so that either (i) the terms and conditions of the ACP Notes are amended; or (ii) a portion of the principal amount of the ACP Notes is redeemed by the Issuer for no consideration, in each case so that the Exchange Ratio (as defined in the terms and conditions of the ACP Notes) applicable to the ACP Notes after the amendment or redemption is reduced by an amount equal to the Excess Exchange Ratio, options (i) or (ii) to be elected at the absolute discretion of ACP;

(b)                                 more than US$350,000,000 such that each Noteholder’s Exchange Ratio falls short of what such Noteholder’s Exchange Ratio would have been if the QIPO Exchange Valuation were US$350,000,000 (the sum of such shortfall with respect to all Noteholders being the “Shortfall Exchange Ratio”), each of the Issuer and ACP shall take such actions as required of them so that either (i) the Issuer transfers a number of ordinary shares of the Company to ACP equal to the number of additional ordinary shares ACP would have received upon exchange of the ACP Notes if the Exchange Ratio (as defined in the terms and conditions of the ACP Notes) applicable to the ACP Notes were increased by an amount equal to the Shortfall Exchange Ratio; or (ii) the terms and conditions of the ACP Notes are amended, so that the Exchange Ratio (as defined in the terms and conditions of the ACP Notes) applicable to the ACP Notes after the amendment is increased by an amount equal to the Shortfall Exchange Ratio, options (i) or (ii) to be elected at the absolute discretion of ACP;

2.                                      Mandatory Non-Qualified IPO Exchange

2.1.                            In the event of a Mandatory Non-Qualified IPO Exchange, and there is an upward performance adjustment of each Noteholder’s Exchange Ratio pursuant to Section 3.4(b) of the terms and conditions of the Notes (the sum of such adjustment with respect to all Noteholders the “Performance Adjustment Ratio”), each of the Issuer and ACP shall take such actions as required of them so that either (i) the terms and conditions of the ACP Notes are amended; or (ii) a portion of the principal amount of the ACP Notes is redeemed by the Issuer for no consideration, in each case so that the Exchange Ratio (as defined in the terms and conditions of the ACP Notes) applicable to the ACP Notes after the amendment or redemption is reduced by an amount equal to the Performance Adjustment Ratio, options (i) or (ii) to be elected at the absolute discretion of ACP.

The parties hereto acknowledge that the terms of this agreement are confidential and shall not be disclosed to or relied upon by any third party, except that the disclosure of such terms is permitted (i) to the extent required by law or applicable governmental or regulatory authority (including any applicable stock exchange); (ii) to its shareholders, officers, directors, employees and representatives on a need-to-know basis; and (iii) to the arbitration tribunal or court to resolve any disputes arising under or in connection with this agreement.

This agreement shall be governed by the laws of Hong Kong Special Administrative Region, without giving effect to the conflicts of laws principles thereof.

ASCENDENT RAINBOW (CAYMAN) LIMITED

By:	/s/ Liang Meng
Name:	Liang Meng
Title:	Director

[Signature Page to Letter Agreement]

RYB EDUCATION LIMITED

By:	/s/ SHI Yanlai
Name:	SHI Yanlai
Title:	Director

[Signature Page to Letter Agreement]